Exhibit 99.3

AMENDMENT NUMBER 2

TO THE

NOVO NORDISK INC. 401(k) SAVINGS PLAN

WHEREAS, Novo Nordisk Inc. (“NNI” or the “Employer”) maintains the Novo Nordisk Inc. 401(k) Savings Plan (the “NNI Plan” or the “Plan”); and

WHEREAS, Revenue Procedure 2005-66, as modified by Revenue Procedure 2007-44, introduced a new “staggered” determination letter process, to require employers to submit their retirement plans during different “Cycles”, based upon their Employer Identification Numbers (“EINs”); and

WHEREAS, the EIN for NNI is 06-1061602 and ends in 2, placing the NNI Plan in Cycle B; and

WHEREAS, the NNI Plan was amended and restated under Cycle B, effective as of January 1, 2012 (the “2012 Plan”), and submitted to the IRS for receipt of a new determination letter on February 24, 2012; and

WHEREAS, a favorable determination letter was obtained for the Plan dated March 15, 2013, subject to the adoption of certain minor revisions; and

WHEREAS, all IRS requested changes were incorporated into the NNI Plan, which was re-executed on March 25, 2013; and

WHEREAS, Amendment Number 1 to the 401(k) Plan was executed effective as of January 1, 2014, to revise the definition of a “Spouse” under the Plan to ensure that it is consistent with the Supreme Court decision in United States v. Windsor, and all subsequent guidance issued by the IRS, and to make other minor changes to the Plan; and

WHEREAS, NNI wishes to make a minor change to the definition of Compensation under the NNI Plan; and

WHEREAS, Section 21.1 of the NNI Plan provides that the Plan may be amended by action of the Board or the Plan Administrator, to whom NNI has delegated the ability to execute all documents, including Plan Amendments.

NOW, THEREFORE, the NNI Plan is hereby amended effective as of January 1, 2016, except as provided otherwise, as follows:

1.	Definition of Compensation. The definition of “Compensation” in Section 2.13 of the Plan shall have the first two paragraphs replaced by the following paragraphs:

“2.13 “Compensation” means such Participant’s Base Salary, overtime and amounts under the following bonus or incentive plans paid in cash: (i) Novo Nordisk Inc. Annual Performance Incentive Plan; and (ii) Sales Incentive Plans.

For purposes of this definition, “Base Salary” means an Employee’s regular salary and includes: any cash paid in lieu of vacation time; cash paid in lieu of personal/sick days; any shift differentials; and any payments made to employees for being on call (i.e., “on-call pay”) or company paid short-term disability. Any cash payments made in lieu of notice (i.e., “pay in lieu of notice”), when Novo Nordisk Inc. or a Participating Employer terminates an Employee or accepts an Employee’s resignation shall be included in Base Salary.”

THIS AMENDMENT NUMBER 2 to the NNI Plan is hereby executed the 21 day of October, 2015.

NOVO NORDISK INC.

BY:	/s/ Maurice P. Raus

October, 2015

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